United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019

CHINA JO-JO DRUGSTORES, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34711	98-0557852
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Hai Wai Hai Tongxin Mansion Floor 6 Gong Shu District

Hangzhou City, Zhejiang Province, People’s Republic of China, 310008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +86 (571) 88219579

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 11, 2019, China Jo-Jo Drugstores, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreement”) with certain institutional investors (the “Investors”) pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, in a registered direct offering, an aggregate of 4,000,008 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (“Common Stock”), at a purchase price of $2.50 per Share, for aggregate gross proceeds to the Company of $10,000,020.

The Company also agreed to sell to the Investors, in a concurrent private placement, unregistered warrants to purchase up to an aggregate of 3,000,006 shares of Common Stock at an exercise price of $3.00 per share (the “Warrants”). The Warrants shall be initially exercisable six months following issuance and expire five and one-half years from the issuance date of the Warrants. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) are subject to adjustment in the event of stock splits or dividends, or other similar transactions, but not as a result of future securities offerings at lower prices. Within 30 business days from the date of the Purchase Agreement, the Company shall file a registration statement on Form S-1 providing for the resale by the Investors of the Warrant Shares and use commercially reasonable best efforts to cause such registration to become effective no later than 90 business days from the date of the Purchase Agreement.

Net proceeds to the Company from the sale of the Shares and the Warrants (such transaction, the “Offering”), after deducting estimated offering expenses and placement agent fees, are expected to be approximately $9.28 million. The Offering is expected to close on or about April 15, 2019, subject to satisfaction of customary closing conditions.

With respect to the Shares, the Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-230686), which was originally filed with the Securities and Exchange Commission on April 2, 2019 and was declared effective on April 10, 2019. With respect to the Warrants, the Offering is being made pursuant to Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as exclusive placement agent in connection with the Offering pursuant to an engagement agreement between the Company and the Placement Agent dated April 10, 2019 (the “Engagement Agreement”). The Engagement Agreement provides that the Placement Agent will receive a commission equal to 6% of the aggregate gross proceeds of the Offering. The Placement Agent (or its designees) shall also receive warrants to purchase such number of shares of Common Stock as is equal to 6% of the aggregate number of shares of Common Stock sold in the Offering, or 240,000 warrants, with substantially the same terms as the Warrants being issued to the Investors, except that the Placement Agent’s warrants will expire on April 11, 2024 and the warrants exercise price shall be $3.125.

In the Purchase Agreement, the Investors were given a right of participation to invest in up to 50% of future offerings for up to 12 months following the closing of the Offering, subject to certain exceptions. The Purchase Agreement prohibits the Company from issuing any Common Stock (or Common Stock equivalents) for 90 calendar days following the closing of the Offering, and from entering into any agreement to effect any “variable rate transaction” for so long as the Investor holds any of the Warrants.

The Warrants provide that, if at any time while the Warrants are outstanding, the Company consummates a fundamental transaction, as described in the Warrants, and which term generally includes, but is not limited to: (i) any consolidation or merger into another corporation, (ii) the consummation of a transaction whereby another person or entity acquires more than 50% of our outstanding voting stock, or (iii) the sale of all or substantially all of our assets, then each holder will have the right to require the Company (or any successor thereto) to repurchase such holder’s Warrants for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of such holder’s Warrants.

A copy of each of the Purchase Agreement, the Engagement Agreement and the form of Warrant is attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 4.1, respectively, and is incorporated herein by reference.

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Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 with respect to the issuance of the Warrant and the Placement Agent’s warrants is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

10.1	Form of Securities Purchase Agreement dated April 11, 2019

10.2	Engagement Agreement dated April 10, 2019

99.1	Press release of China Jo-Jo Drugstores, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2019

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer

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